Exhibit 23.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-184345, 333-119346, 333-119344, 333-119341, 333-209871 and 333-211495) and on Form S-4 (No. 333-208756) of Team, Inc. of our report dated April 12, 2016, relating to the consolidated financial statements of Furmanite Corporation and Subsidiaries, which appears in this Current Report on Form 8-K.

/s/ BDO USA, LLP
Houston, Texas
October 11, 2016